United States Steel Corporation
Public Affairs
600 Grant Street
Pittsburgh, PA 15219-8200

News

Contacts:	Media Erin DiPietro (412) 433-6845 Investors/Analysts Dan Lesnak (412) 433-1184

FOR IMMEDIATE RELEASE

UNITED STATES STEEL CORPORATION REPORTS 2010 FIRST QUARTER RESULTS

•	Loss from operations of $57 million, a significant improvement from fourth quarter 2009 loss of $329 million, primarily driven by Flat-rolled segment performance

•	Net loss of $157 million, or $1.10 per diluted share, an improvement of $0.76 per diluted share as compared to fourth quarter 2009

•	Shipments of 5.4 million tons, an increase of 16 percent from fourth quarter 2009

•	Net sales of $3.9 billion, an increase of 16 percent from fourth quarter 2009

•	Raised net proceeds of $582 million from issuance of $600 million of 7.375% Senior Notes due 2020

•	Maintained strong liquidity position with $1.4 billion of cash and $2.9 billion of total liquidity

PITTSBURGH, April 27, 2010 – United States Steel Corporation (NYSE: X) reported a first quarter 2010 net loss of $157 million, or $1.10 per diluted share, compared to a fourth quarter 2009 loss of $267 million, or $1.86 per diluted share, and a first quarter 2009 loss of $439 million, or $3.78 per diluted share.

Earnings Highlights
(Dollars in millions, except per share amounts)	1Q 2010	4Q 2009	1Q 2009
Net sales	$3,896	$3,354	$2,750

Segment (loss) income from operations
Flat-rolled	$(80)	$(284)	$(422)
U. S. Steel Europe	12	(3)	(159)
Tubular	45	39	127
Other Businesses	10	3	(3)
Total segment loss from operations	$(13)	$(245)	$(457)
Retiree benefit expenses	(44)	(35)	(32)
Other items not allocated to segments	-	(49)	11
Loss from operations	$(57)	$(329)	$(478)

Net interest and other financial costs	108	56	71
Income tax benefit	(7)	(117)	(110)

Net loss attributable to noncontrolling interests	(1)	(1)	-
Net loss attributable to United States Steel Corporation	$(157)	$(267)	$(439)
- Per basic share	$(1.10)	$(1.86)	$(3.78)
- Per diluted share	$(1.10)	$(1.86)	$(3.78)

Commenting on results, U. S. Steel Chairman and CEO John P. Surma said, “We reported a significantly reduced overall loss from operations in first quarter 2010 as compared to fourth quarter 2009 mainly due to improving business conditions and a strong operating performance for our Flat-rolled segment.  In Europe, we returned to profitability and our Tubular segment had another strong quarter.”

The company reported a first quarter 2010 loss from operations of $57 million, compared with a loss from operations of $329 million in the fourth quarter of 2009 and $478 million in the first quarter of 2009.

There were no other items not allocated to segments in the first quarter of 2010.  Other items not allocated to segments in the fourth quarter of 2009 reduced net income by $31 million, or 21 cents per diluted share.  Other items not allocated to segments in the first quarter of 2009 increased net income by $7 million, or 6 cents per diluted share.

Net interest and other financial costs in the first quarter of 2010 included a foreign currency loss that decreased net income by $56 million, or 39 cents per diluted share.  The net loss resulted from the accounting remeasurement of a $1.2 billion U.S. dollar-denominated intercompany loan to a European subsidiary, partially offset by gains on Euro-U.S. dollar derivatives activity.  This compares to foreign currency losses in the fourth and first quarters of 2009 that also decreased net income by $11 million, or 7 cents per diluted share, and $28 million, or 24 cents per diluted share, respectively.

The first quarter 2010 effective tax benefit rate of four percent is lower than the statutory rate largely because losses in Canada and Serbia, which are jurisdictions where we have recorded full valuation allowances on deferred tax assets, do not generate a tax benefit for accounting purposes.  The first quarter 2010 tax benefit also included two items that increased net income by approximately $3 million, or 2 cents per diluted share.  We recorded a net tax benefit of approximately $30 million resulting from the conclusion of certain tax return examinations and the remeasurement of existing tax reserves, offset by a deferred tax charge of approximately $27 million as a result of U.S. health care legislation enacted in the first quarter.

During the quarter, the company took several actions to enhance liquidity, maintain a strong balance sheet and position us for growth over the long term.  On March 16, 2010, we issued $600 million of 7.375% Senior Notes due 2020.  We received net proceeds of $582 million which will provide us with the financial flexibility to pursue investments of long-term strategic importance without impacting our ability to meet anticipated increased working capital requirements as business conditions recover.  We made a $140 million voluntary pension contribution to our main defined benefit pension plan.  Additionally, we repaid the $270 million of outstanding borrowings under the U. S. Steel Košice (USSK) revolving credit facility, which matures in 2011.  As of March 31, 2010, U. S. Steel had $1.4 billion of cash and $2.9 billion of total liquidity as compared to $1.2 billion of cash and $2.5 billion of total liquidity at December 31, 2009.

As previously announced, U. S. Steel Canada’s United Steelworkers-represented employees at our Lake Erie Works have ratified a new three-year labor agreement and we expect to restart steel finishing, cokemaking and steelmaking facilities in a staged process throughout the second quarter.

Reportable Segments and Other Businesses

Management believes segment income from operations is a key measure to evaluate ongoing operating results and performance.  The segment loss from operations was $13 million, essentially break-even on a per ton basis, in the first quarter of 2010, compared with a segment loss from operations of $245 million, or $53 per ton, in the fourth quarter of 2009 and $457 million, or $142 per ton, in the first quarter of 2009.

Results for Flat-rolled in the first quarter of 2010 improved significantly from the fourth quarter of 2009 due to the benefits of higher average realized prices and shipments; operating efficiencies; reduced costs for facility repair and maintenance, energy and facility restarts; and increased intersegment shipments to Tubular.  These benefits were partially offset by the absence of approximately $55 million of favorable fourth quarter effects from last-in, first-out (LIFO) inventory liquidations and adjustments to employee layoff benefit accruals.  Flat-rolled’s raw steel capability utilization rate increased to 73 percent in the first quarter of 2010, compared to 64 percent in the fourth quarter of 2009.  We completed maintenance work on our #14 Blast Furnace at Gary Works in mid March and had all steelmaking capacity in operation, with the exception of our Lake Erie Works, before the end of the first quarter.  Adjusting for Lake Erie Works and the #14 Blast Furnace outage at Gary Works, Flat-rolled operated at 94 percent of available raw steel capability in the first quarter of 2010.  Shipments increased 12 percent to 3.6 million net tons and average realized prices increased to $654 per net ton, an increase of $21 per ton from fourth quarter 2009, as we began realizing the impact of increasing spot market prices late in the first quarter.  First quarter results reflected continuing employee and other costs for idled facilities totaling approximately $50 million, solely at our Lake Erie Works, compared to $80 million in the fourth quarter of 2009.

First quarter 2010 results for U. S. Steel Europe (USSE) improved from the fourth quarter of 2009 primarily due to the benefits of a 22 percent increase in shipments to 1.5 million tons.  Average realized euro-based transaction prices were slightly lower than the fourth quarter as spot market price increases later in the first quarter almost completely offset the impact of lower prices early in the first quarter.  However, the reported average realized price for the segment was $50 per ton lower than the fourth quarter of 2009 due primarily to foreign currency translation effects.  Capability utilization was 87 percent in the first quarter of 2010, compared to 80 percent in the fourth quarter of 2009.  We completed maintenance work on the #3 Blast Furnace at USSK in early February and all five of our European blast furnaces were in operation for the majority of the first quarter.

First quarter 2010 Tubular results improved from the fourth quarter of 2009 as the benefits of increased shipments were partially offset by increased costs for steel substrate.  Operating rates increased at all of our major pipe facilities, most notably our welded pipe facility in East Texas.  Shipments increased by 50 percent to 310 thousand tons, primarily due to increases in welded pipe shipments.  The reported average realized price for the segment decreased by $73 per ton to $1,389 per ton as compared to $1,462 per ton in the fourth quarter of 2009 due to product mix and the impact of bottoming spot market prices towards the end of last year.

Outlook

Looking ahead to the second quarter, Surma said, “We anticipate being profitable in all three of our operating segments in the second quarter of 2010 as gradually improving business conditions should be reflected in our operating results, most notably for our Flat-rolled segment.  We continue to experience healthy order rates from most of our end markets, resulting in increased production levels.  In North America, reported inventories in key end markets, such as automotive and service centers, remain below historical averages, as do flat-rolled product imports.  In Europe, imports have also remained below historical averages and reported inventories remain low across our end markets.  Our Tubular segment is also benefitting from both increased order rates, particularly for small diameter alloy oil country tubular goods (OCTG), and a continuing steady decline in reported U.S. OCTG inventory levels from the record highs of early 2009.  In summary, we remain cautiously optimistic in our outlook for end user demand for all three of our operating segments in line with a gradual and continuing economic recovery.”

Second quarter 2010 Flat-rolled results are expected to improve as compared to the first quarter of 2010.  The benefits of increases in average realized prices, higher trade and intersegment shipments, and lower energy costs are expected to be only partially offset by higher raw material costs (mainly scrap and coke) and increased facility repair and maintenance costs including facility restart costs at Lake Erie Works.  Average realized prices are expected to benefit from increases in both spot and index-based contract prices, which now reflect higher published market price assessments.  We expect to complete the restart process at Lake Erie Works late in the second quarter.  Our remaining steelmaking facilities are expected to operate for the entire quarter.

We expect second quarter 2010 results for USSE to improve as compared to the first quarter of 2010 primarily due to the benefits of increases in euro-based transaction prices, partially offset by increases in raw material costs.  Shipments are expected to be comparable to first quarter levels.  We expect to operate at slightly higher overall utilization rates as compared to the first quarter reflecting increased raw steel production at USSK; however, USSE’s raw steel availability will be limited due to operational issues with one of two blast furnaces in Serbia.  We currently expect the #2 Blast Furnace at U. S. Steel Serbia to return to full production before the end of the second quarter.

Second quarter 2010 results for Tubular are expected to improve from the first quarter of 2010.  The benefits of expected increases in average realized prices and higher shipments are expected to be only partially offset by increased costs for steel substrate.  Operating rates are expected to continue increasing throughout the quarter in line with demand trends.

*****

This release contains forward-looking statements with respect to market conditions, operating costs, shipments, prices, capital spending and employee benefit costs and payments.  Although we believe that we are in the early stages of an economic recovery, U. S. Steel cannot control or predict the extent and timing of economic recovery.  As the recovery occurs, U. S. Steel is incurring and will continue to incur costs to restart idled facilities and to rebuild working capital, but we cannot accurately forecast the amount of such costs.  Other more normal factors that could affect market conditions, costs, shipments and prices for both North American operations and USSE include, among others, global product demand, prices and mix; global and company steel production levels; plant operating performance; natural gas and electricity prices, usage and availability; raw materials and transportation prices and availability; international trade developments; the impact of fixed prices in energy and raw materials contracts (many of which have terms of one year or longer) as compared to short-term contract and spot prices of steel products; changes in environmental, tax, pension and other laws; the terms of collective bargaining agreements including any successor to the labor agreement covering our Hamilton Works operations; employee strikes or other labor issues; power outages; and U.S. and global economic performance and political developments.  Domestic steel shipments and prices could be affected by import levels and actions taken by the U.S. Government and its agencies, including those related to CO2 emissions and climate change.  Economic conditions and political factors in Europe and Canada that may affect USSE’s and U. S. Steel Canada’s results include, but are not limited to, taxation, nationalization, inflation, currency fluctuations (including the impact on the Intercompany Loan), government instability, political unrest, regulatory actions, quotas, tariffs, and other protectionist measures.  Factors that may affect our decisions on strategic initiatives include, among other things, the cost and availability of capital; the anticipated cost of additional facilities (whether built or acquired); current and anticipated product demand in the automotive and shale natural gas markets and availability of alternative products for such applications.  Factors that may affect our ability to construct new facilities include levels of cash flow from operations, general economic conditions, business conditions, cost and availability of capital, receipt of necessary permits, and unforeseen hazards such as contractor performance, material shortages, weather conditions, explosions or fires.  The first quarter 2010 tax benefit is based on an estimated annual effective rate, which requires management to make its best estimate of annual forecasted pretax income or loss for the year.  During the year, management regularly updates forecasted annual pretax results for the various countries in which we operate based on changes in factors such as prices, shipments, product mix, plant operating performance and cost estimates.  To the extent that actual pretax results for U.S. and foreign income or loss in 2010 vary from forecast estimates applied at the end of the most recent interim period, the actual tax provision or benefit recognized in 2010 could be materially different from the forecasted amount as of the end of the first quarter.  In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in U. S. Steel’s Annual Report on Form 10-K for the year ended December 31, 2009, and in subsequent filings for U. S. Steel.

A Statement of Operations (Unaudited), Cash Flow Statement (Unaudited), Condensed Balance Sheet (Unaudited) and Preliminary Supplemental Statistics (Unaudited) for U. S. Steel are attached.

The company will conduct a conference call on first quarter earnings on Tuesday, April 27, at 2:00 p.m. EDT.  To listen to the webcast of the conference call, visit the U. S. Steel web site, www.ussteel.com, and click on “Overview” then “Current Information” under the “Investors” section.

For more information on U. S. Steel, visit our web site at www.ussteel.com.

-oOo-
2010-014

UNITED STATES STEEL CORPORATION
STATEMENT OF OPERATIONS (Unaudited)

	Quarter Ended
(Dollars in millions)	March 31 2010	Dec. 31 2009	March 31 2009
NET SALES	$3,896	$3,354	$2,750

OPERATING EXPENSES (INCOME):
Cost of sales (excludes items shown below)	3,639	3,348	3,007
Selling, general and administrative expenses	148	158	143
Depreciation, depletion and amortization	165	177	158
Loss (income) from investees	5	(3)	21
Net (gains) loss on disposal of assets	(3)	10	(97)
Other income, net	(1)	(7)	(4)
Total operating expenses	3,953	3,683	3,228
LOSS FROM OPERATIONS	(57)	(329)	(478)
Net interest and other financial costs	108	56	71
LOSS BEFORE INCOME TAXES	(165)	(385)	(549)
Income tax benefit	(7)	(117)	(110)
Net loss	(158	(268)	(439)
Less: Net loss attributable to the noncontrolling interests	(1)	(1)	-
NET LOSS ATTRIBUTABLE TO UNITED STATES STEEL CORPORATION	$(157)	$(267)	$(439)

COMMON STOCK DATA:
Net loss per share attributable to United States Steel Corporation shareholders:
- Basic	$(1.10)	$(1.86)	$(3.78)
- Diluted	$(1.10)	$(1.86)	$(3.78)

Weighted average shares, in thousands
- Basic	143,390	143,380	116,103
- Diluted	143,390	143,380	116,103

Dividends paid per common share	$.05	$.05	$.30

UNITED STATES STEEL CORPORATION
CASH FLOW STATEMENT (Unaudited)

	Quarter Ended
	March 31
(Dollars in millions)	2010	2009
Cash (used in) provided by operating activities:
Net loss	$(158)	$(439)
Depreciation, depletion and amortization	165	158
Pensions and other postretirement benefits	(150)	1
Deferred income taxes	15	(165)
Working capital changes	(177)	729
Income taxes receivable/payable	218	61
Other operating activities	28	(36)
Total	(59)	309
Cash (used in) provided by investing activities:
Capital expenditures	(125)	(118)
Capital expenditures – variable interest entities	-	(45)
Disposal of assets	65	303
Other investing activities	(4)	(24)
Total	(64)	116
Cash provided by (used in) financing activities:
Issuance of long-term debt, net of refinancing costs	582	-
Repayment of long-term debt	(4)	(4)
Repayment under revolving credit facilities	(270)	-
Common stock issued	1	-
Common stock repurchased	-	-
Dividends paid	(7)	(35)
Other financing activities	-	37
Total	302	(2)
Effect of exchange rate changes on cash	(11)	(16)
Net increase in cash and cash equivalents	168	407
Cash and cash equivalents at beginning of the year	1,218	724
Cash and cash equivalents at end of the period	$1,386	$1,131

UNITED STATES STEEL CORPORATION
CONDENSED BALANCE SHEET (Unaudited)

	March 31	Dec. 31
(Dollars in millions)	2010	2009
Cash and cash equivalents	$1,386	$1,218
Receivables, net	1,962	1,567
Inventories	1,647	1,679
Other current assets	405	551
Total current assets	5,400	5,015
Property, plant and equipment, net	6,409	6,820
Investments and long-term receivables, net	658	695
Goodwill and intangible assets, net	2,035	2,006
Other assets	825	886
Total assets	$15,327	$15,422
Accounts payable	$1,653	$1,457
Payroll and benefits payable	711	854
Short-term debt and current maturities of long-term debt	21	19
Other current liabilities	199	144
Total current liabilities	2,584	2,474
Long-term debt, less unamortized discount	3,651	3,345
Employee benefits	4,104	4,143
Other long-term liabilities	431	481
United States Steel Corporation stockholders’ equity	4,556	4,676
Noncontrolling interests	1	303
Total liabilities and stockholders’ equity	$15,327	$15,422

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended
	March 31	Dec. 31	March 31
(Dollars in millions)	2010	2009	2009
(LOSS) INCOME FROM OPERATIONS
Flat-rolled	$(80)	$(284)	$(422)
U. S. Steel Europe	12	(3)	(159)
Tubular	45	39	127
Other Businesses	10	3	(3)
Segment Loss from Operations	(13)	(245)	(457)
Retiree benefit expenses	(44)	(35)	(32)
Other items not allocated to segments:
Net gain on sale of assets	-	-	97
Environmental remediation charge	-	(49)	-
Workforce reduction charges	-	-	(86)
Total Loss from Operations	$(57)	$(329)	$(478)

CAPITAL EXPENDITURES
Flat-rolled	$80	$107	$98
U. S. Steel Europe	44	39	10
Tubular	-	3	3
Other Businesses	1	-	7
Total	$125	$149	$118

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended
	March 31	Dec. 31	March 31
	2010	2009	2009
OPERATING STATISTICS
Average realized price: ($/net ton)(a)
Flat-rolled	654	633	715
U. S. Steel Europe	614	664	672
Tubular	1,389	1,462	2,353
Steel Shipments:(a)(b)
Flat-rolled	3,572	3,201	2,123
U. S. Steel Europe	1,522	1,246	897
Tubular	310	207	207
Total Steel Shipments	5,404	4,654	3,227
Intersegment Shipments:(b)
Flat-rolled to Tubular	368	252	86
Raw Steel Production:(b)
Flat-rolled	4,383	3,932	2,279
U. S. Steel Europe	1,588	1,490	999
Raw Steel Capability Utilization:(c)
Flat-rolled	73%	64%	38%
U. S. Steel Europe	87%	80%	55%

(a)	Excludes intersegment shipments.
(b)	Thousands of net tons.
(c)	Based on annual raw steel production capability of 24.3 million net tons for Flat-rolled and 7.4 million net tons for U. S. Steel Europe.